Richard W. Horton
STATE BAR #1542
Jeffrey D. Menicucci
STATE BAR #545
LIONEL SAWYER & COLLINS
50 W. Liberty Street, #1100
Reno, Nevada  89501
(702) 788-8666

Attorneys for Defendant
and Counterclaim-Plaintiffs



                         UNITED STATES DISTRICT COURT

                              DISTRICT OF NEVADA

MAGMA POWER COMPANY                             )
a Nevada corporation,                           )
                                                )
                            Plaintiff,          )
                                                )
     v.                                         )     CV-N-94-00719-DWH
                                                )
CALIFORNIA ENERGY COMPANY, INC.,                )
a Delaware corporation, and CE                  )     ANSWER TO AMENDED
ACQUISITION COMPANY, INC., a                    )     COMPLAINT AND SECOND
Delaware corporation,                           )     AMENDED COUNTERCLAIMS
                                                )     ---------------------
              Defendants.                       )
- ------------------------------------------------/
                                                )
CALIFORNIA ENERGY COMPANY, INC., and CE         )
 ACQUISITION COMPANY, INC.                      )
                                                )
    Counterclaim-Plaintiffs,                    )
                                                )
                                                )
          -against-                             )
                                                )
MAGMA POWER COMPANY,                            )
                                                )
      Counterclaim-Defendant,                   )
                                                )
           -and-                                )




[LETTERHEAD OF LIONEL SAWYER & COLLINS APPEARS HERE]

RALPH W. BOEKER, PAUL M. PANKRATZ,
THOMAS C. HINRICHS, ROGER L. KESSELER,
JAMES D. SHEPARD, WILLIAM R. KNEE,
BENT PETERSEN, J. PEDRO REINHARD,
LESTER L. COLEMAN, LOUIS A. SIMPSON,
and JOHN D. ROACH,

        Additional Defendants
         on Counterclaims.


                                    ANSWER
                                    ------

     Defendants and Counterclaim-Plaintiffs California Energy Company, Inc. ("CECI") and CE Acquisition Company, Inc. ("CEAC"), by their attorneys Lionel Sawyer & Collins and Willkie Farr & Gallagher, for their Answer to the Amended Complaint for Declaratory and Injunctive Relief (the "Complaint") allege as follows:

     1. Deny the allegations contained in paragraph 1 of the Complaint to the extent they purport to related to CECI or CEAC, and deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 1 to the extent that they purport to relate to others, except admit that on October 6, 1994, CECI and CEAC commenced a tender offer (the "Tender Offer"), and that CECI and CEAC have announced and made certain filings with the Securities and Exchange Commission concerning their intention to commence a request solicitation and a proxy solicitation, and respectfully refer the Court thereto for the contents thereof, and except to the extent paragraph 1 states conclusions of law to which no response is required.

     2. Deny the allegations contained in paragraph 2 of the Complaint, except to the extent paragraph 2 states conclusions of law to which no response is required.

     3. Deny the allegations contained in paragraph 3 of the Complaint, except to the extent paragraph 3 states conclusions of law to which no response is required.

     4. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 4 of the Complaint, except to the extent paragraph 4 states conclusions of law to which no response is required.

     5. Deny the allegations contained in paragraph 5 of the Complaint to the extent they purport to relate to CECI or CEAC, except admit that the Tender Offer is subject to certain conditions as set forth in the Schedule 14D-1 Tender Offer Statement pursuant to Section 14(d)(1) of the Securities Exchange Act of 1934 (the "Schedule 14D-1") relating to the Tender Offer, and otherwise deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 5 of the Complaint, and except to the extent paragraph 5 states conclusions of law to which no response is required.

     6. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 6 of the Complaint, except to the extent paragraph 6 states conclusions of law to which no response is required.

     7. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 7 of the Complaint, except to the extent paragraph 7 states conclusions of law to which no response is required, and except admit the removal of this action to this Court.

     8. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph

8 of the Complaint, except admit upon information and belief that Magma is a corporation incorporated in the State of Nevada, which, in California, is engaged in the business of the generation of electricity from geothermal resources, that Magma's common stock is traded on the NASDAQ and that Magma's principal executive offices are located in San Diego, California, and except deny that in the recent past Magma's common stock has traded at $41.50 per share, and except to the extent paragraph 8 states conclusions of law to which no response is required.

     9.  Admit the allegations contained in paragraph 9 of the Complaint.

     10. Deny the allegations contained in paragraph 10 of the Complaint, except admit that in connection with the Tender Offer, CECI and CEAC have filed a
Schedule 14D-1 which contains various information concerning Peter Kiewit Sons', Inc., and respectfully refer the Court to the Schedule 14D-1 and the Offer to Purchase for the contents thereof, and admit that David L. Sokol, Chairman of CECI was, from November 1990 to February 1991, the President and Chief Executive Officer of Kiewit Energy Company, and that Thomas R. Mason, Senior Vice President, Engineering, Construction and Operations of CECI was, from October 1989 to March 1991, Vice President and General Manager of Kiewit Energy Company.

     11. Deny the allegations contained in paragraph 11 of the Complaint, except admit the existence of the Schedule 14D-1 referenced in paragraph 11, and respectfully refer the Court to the Schedule 14D-1 for the contents thereof, and except to the extent paragraph 11 states conclusions of law to which no response is required.

     12. Deny the allegations contained in paragraph 12 of the Complaint, except admit that on September 19, 1994, CECI delivered a written proposal to Magma Power Company ("Magma") offering to acquire all of the outstanding shares of Magma at a price of $35 per share in cash and stock, and respectfully refer the Court to the letter setting forth the proposal for the contents thereof.

     13. Deny the allegations contained in paragraph 13 of the Complaint to the extent they purport to relate to CECI or CEAC, and deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 13 of the Complaint to the extent they purport to relate to others, except admit the existence of letters and press releases concerning CECI and CEAC's intentions, and respectfully refer the Court to the letters and press releases for the contents thereof.

     14. Deny the allegations contained in paragraph 14 of the Complaint to the extent they purport to relate to CECI, and deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 14 to the extent they purport to relate to others, except to the extent paragraph 14 states conclusions of law to which no response is required.

     15. Deny the allegations contained in paragraph 15 of the Complaint to the extent they purport to relate to CECI or CEAC, and deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 15 to the extent they purport to relate to others, except admit upon information and belief that on October 3, 1994, the Magma Board of

Directors adopted a purported Stockholder Rights Plan or "Poison Pill" and authorized a purported amendment to Magma's Bylaws, which purports to limit the right of a majority of Magma's stockholders to take certain actions, and respectfully refer the Court to the Poison Pill and the purported Bylaws amendment for the contents thereof, and except to the extent paragraph 8 states conclusions of law to which no response is required.

     16. Deny the allegations contained in paragraph 16 of the Complaint, except admit that Magma has adopted a purported Stockholder Rights Plan or Poison Pill, and respectfully refer the Court to the Poison Pill for the contents thereof, and except to the extent paragraph 9 states conclusions of law to which no response is required.

     17. Deny the allegations contained in paragraph 17 of the Complaint, except admit that Magma purportedly has amended its Bylaws as they relate to stockholder action by written consent, in an attempt to prevent a majority of the stockholders of Magma from exercising their views by written consent and respectfully refer the Court to the purported Bylaws amendment for the contents thereof.

     18. Deny the allegations contained in paragraph 18 of the Complaint to the extent they purport to relate to CECI or CEAC, and deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 18 to the extent they purport to relate to others, except admit that on October 6, 1994, CECI and CEAC commenced the Tender Offer and respectfully refer the Court to the Schedule 14D-1 and the Offer to Purchase contained therein for the terms of the Tender Offer.

     19. Deny the allegations contained in paragraph 19 of the Complaint except admit that on October 6, 1994, CECI and CEAC commenced the Tender Offer and respectfully refer the Court to the Schedule 14D-1 and the Offer to Purchase contained therein for the terms of the Tender Offer.

     20. Deny the allegations contained in paragraph 20 of the Complaint, except admit that on October 6, 1994, CECI and CEAC commenced the Tender Offer, and respectfully refer the Court to the Schedule 14D-1, and the Offer to Purchase contained therein, for the terms of the Tender Offer.

     21. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 21 of the Complaint, except deny the allegation that "California Energy's tender offer also does not begin to reflect Magma's intrinsic value and long-term strategic promise."

     22. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 22 of the Complaint, except admit that the Magma Board of Directors has recommended that Magma's shareholders reject the Tender Offer, and deny the allegations contained in paragraph 22 to the extent they purport to relate to CECI or CEAC, and further deny that the Magma Board properly considered the Tender Offer, and respectfully refer the Court to the allegations made by CECI and CEAC in their Counterclaims herein which set forth in greater detail the defective and improper actions taken by Magma and its Board of Directors, and except to the extent paragraph 22 states conclusions of law to which no response is required.

     23. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 23 of the Complaint, except deny the allegations contained in paragraph 23 to the extent they purport to relate to CECI or CEAC, and further deny that the Magma Board properly considered the Tender Offer, and respectfully refer the Court to the allegations made by CECI and CEAC in their Counterclaims herein which set forth in greater detail the defective and improper actions taken by Magma and its Board of Directors, and except to the extent paragraph 23 states conclusions of law to which no response is required.

     24. Deny the allegations contained in paragraph 24 of the Complaint, except admit that on October 13, 1994, CECI filed a preliminary Request Solicitation Statement to Stockholders of Magma Power Company with the Securities and Exchange Commission (the "Request Solicitation Statement") pursuant to Section 14(a) of the Securities Exchange Act of 1934, and respectfully refer the Court to the Request Solicitation Statement for the contents thereof, and except to the extent paragraph 24 states conclusions of law to which no response is required.

     25. Deny the allegations contained in paragraph 25 of the Complaint, except to the extent paragraph 25 states conclusions of law to which no response is required.

     26. Deny the allegations contained in paragraph 26 of the Complaint, except to the extent paragraph 26 states conclusions of law to which no response is required.

     27. Deny the allegations contained in paragraph 27 of the Complaint, except admit the existence of the Schedule 14D-1 and the Request Solicitation Statement referenced in paragraph 27, and respectfully refer the Court to those documents for the contents thereof.

     28. Deny the allegations contained in paragraph 28 of the Complaint, except to the extent paragraph 28 states conclusions of law to which no response is required.

     29. Deny the allegations contained in paragraph 29 of the Complaint, except admit the existence of the Schedule 14D-1 and the exhibits thereto, and respectfully refer the Court to those documents for the contents thereof, and except to the extent paragraph 29 states conclusions of law to which no response is required.

     30. Deny the allegations contained in paragraph 30 of the Complaint, except admit the existence of the preliminary Request Solicitation Statement referenced therein and respectfully refer the Court to the Statement for the contents thereof, and except to the extent paragraph 30 states conclusions of law to which no response is required.

     31. Repeat and reallege each and every response to the allegations contained in paragraphs 1 through 30 of the Complaint as if fully set forth at length.

     32. Deny the allegations contained in paragraph 32 of the Complaint, except admit the existence of sections 78.411 through 78.444 of the Nevada General Corporations Law (the "Nevada Merger Moratorium Statute") referenced in paragraph 32, and admit that the CEAC Tender Offer is subject to certain conditions relating to the Nevada Merger Moratorium Statute, and respectfully refer the Court to the Schedule 14D-1 and the Offer to Purchase contained therein for the complete terms of the Tender Offer, and further admit that certain allegations concerning the Nevada Merger Moratorium Statute are made in the Counterclaims herein, and respectfully refer the Court to the Counterclaims for the contents thereof, and except to the extent paragraph 32 states conclusions of law, to which no response is required.

     33. Paragraph 33 makes no allegations against CECI or CEAC and states conclusions of law, and thus no response thereto is required.

     34. Repeat and reallege each and every response to the allegations contained in paragraphs 1 through 33 of the Complaint as if fully set forth at length.

     35. Deny the allegations contained in paragraph 35 of the Complaint, except admit the existence of the Nevada Merger Moratorium Statute referenced in paragraph 35, and also admit that the Tender Offer is subject to certain conditions relating to the Nevada Merger Moratorium Statute, and respectfully refer the Court to the Schedule 14D-1 and the Offer to Purchase contained therein for the complete terms of the Tender Offer, and further admit that certain allegations concerning the Nevada Merger Moratorium Statute are made in the Counterclaims herein, and respectfully refer the Court to the Counterclaims for the contents thereof, and except to the extent paragraph 35 states conclusions of law, to which no response is required.

     36. Paragraph 36 makes no allegations against CECI or CEAC and states conclusions of law, and thus no response thereto is required.

     37. Repeat and reallege each and every response to the allegations contained in paragraphs 1 through 37 as if fully set forth at length.

     38. Deny the allegations contained in paragraph 38 of the Complaint, except admit the existence of the purported Stockholder Rights Plan, ByLaws amendment, and the Schedule 14D-1 referenced therein, and respectively refer the Court to the purported Stockholder Rights Plan, the ByLaws amendment and the Schedule 14D-1 for the contents thereof, and admit that certain allegations are made by CECI and CEAC in their Counterclaims concerning the Stockholder Rights Plan and the ByLaws amendment and respectfully refer the Court to the Counterclaims herein for the contents thereof.

     39. Paragraph 39 makes no allegations against CECI or CEAC and states conclusions of law and thus no response thereto is required.

     40. Repeat and reallege each and every response to the allegations contained in paragraphs 1 through 39 of the Complaint as if fully set forth at length.

     41. Deny the allegations contained in paragraph 41 of the Complaint.

     42. Deny the allegations contained in paragraph 42 of the Complaint.

     43. Repeat the reallege each and every response to the allegations contained in paragraphs 1 through 42 of the Complaint as if fully set forth at length.

     44. Deny the allegations contained in paragraph 44 of the Complaint.

     45.  Deny the allegations contained in paragraph 45 of the Complaint.

     46. Repeat and reallege each and every allegation contained in paragraphs 1 through 45 of the Complaint as if fully set forth at length.

     47.  Deny the allegations contained in paragraph 47 of the Complaint.

     48.  Deny the allegations contained in paragraph 48 of the Complaint.

     49. Deny that plaintiff is entitled to the relief requested in the Complaint.

                             AFFIRMATIVE DEFENSES
                             --------------------

                                 FIRST DEFENSE
                                 -------------

     50. The Complaint fails to state a cause of action upon which relief can be granted.

                                SECOND DEFENSE
                                --------------

     51. The plaintiff lacks standing to make some or all of the claims set forth in the Complaint.

                                 THIRD DEFENSE
                                 -------------

     52. The claims made in the Complaint are barred in whole or in part by the doctrine of laches.

                                FOURTH DEFENSE
                                --------------

     53. The claims made in the Complaint are barred in whole or in part by the doctrine of waiver.

                                 FIFTH DEFENSE
                                 -------------

     54. The claims made in the Complaint are barred in whole or in part by the doctrine of estoppel.

                                 SIXTH DEFENSE
                                 -------------

     55. The claims made in the Complaint are barred in whole or in part by applicable statutes of limitations.

                                SEVENTH DEFENSE
                                ---------------

     56. The claims made in the Complaint are barred in whole or in part by the doctrine of unclean hands or in pari delicto.
                             -- ---- -------

                                EIGHTH DEFENSE
                                --------------

     57. The claims made in the Complaint should be dismissed in whole or in part because plaintiff has neither sustained nor asserted in the complaint a legally cognizable injury.

                                 NINTH DEFENSE
                                 -------------

     58. The claims made in the Complaint should be dismissed in whole or in part because they are not ripe for review.

                                 TENTH DEFENSE
                                 -------------

     59. The claims made in the Complaint should be dismissed in whole or in part because the plaintiff has failed to plead such claims for relief with sufficient particularity and/or specificity.

                               ELEVENTH DEFENSE
                               ----------------

     60. The claims made in the Complaint should be dismissed in whole or in part because the defendants have acted in conformance with the procedures, rules, regulations and provisions of the federal securities laws governing tender offers and proxy solicitations.

                                TWELFTH DEFENSE
                                ---------------

     61. The claims for injunctive relief in the Complaint should be dismissed for lack of irreparable injury.

                              THIRTEENTH DEFENSE
                              ------------------

     62. The allegations made in the Complaint are not well-grounded in fact, not warranted by existing law, and are interposed purely for harassment purposes in order to seek to cause unnecessary delay in the consummation of CECI and CEAC's Tender Offer, and for the purpose of entrenching current management.

     WHEREFORE, defendants request that judgment be entered dismissing the Complaint, granting judgment on all counterclaims as hereinafter described, and awarding defendants their costs and disbursements, including attorneys fees, together with such other and further relief as this Court may deem to be just and proper.

                                 COUNTERCLAIMS
                                 -------------

     Counterclaim-Plaintiffs California Energy Company, Inc. ("CECI") and CE Acquisition Company, Inc. ("CEAC") (hereinafter "plaintiffs") by their attorneys Lionel Sawyer & Gollins and Willkie Farr & Gallagher, for their Third Amended Counterclaims against the Counterclaim-Defendant and Additional Defendants on Counterclaims (hereinafter collectively "defendants") allege, as follows:

                             NATURE OF THE ACTION
                             --------------------

     63. This action seeks declaratory and injunctive relief against Magma Power Company ("Magma") and its directors to prevent them from continuing to breach their fiduciary duties to Magma's stockholders by wrongfully erecting or refusing to withdraw the illegal impediments they have raised to CECI's proposal to purchase Magma and the tender offer which CECI and CEAC commenced on October 6, 1994 for a majority of the outstanding shares of Magma's common stock at $35 per share net in cash (a $7.50 per share premium over the closing trading price for the shares on September 19, 1994, the date on which CECI delivered a written proposal to Magma seeking to acquire Magma, as more fully described herein) and which was increased on October 21, 1994 to $38.50 per share net in cash (an $11.00 per share premium over such closing trading price on September 19, 1994) (the "Tender Offer"), as the first step toward implementing the acquisition proposal to acquire all of Magma's outstanding shares of common stock. Defendants' unlawful actions in adopting a purported "Poison Pill," attempting to strip shareholders of their rights to act by written consent, entering into excessive "golden parachute" severance agreements with 15 of Magma's top executives, entering into broad new indemnification agreements with its directors and executives, agreeing to excessive fee arrangements with the investment bankers hired to orchestrate its defensive actions, concealing from public disclosure and refusing to take action to confirm that Nevada's control share statute is inapplicable to the Tender Offer and CECI's acquisition proposal, and refusing to opt-out of Nevada's merger moratorium statute are scorched-earth tactics designed to entrench incumbent management in their lucrative positions and protect the interests of The Dow Chemical Company ("Dow"), Magma's largest shareholder, at the expense of the interests of Magma's other shareholders.

     64. In furtherance of these breaches of fiduciary duty, defendants have made numerous false statements, nondisclosures and omissions of material fact concerning CECI's Tender Offer in the Solicitation/Recommendation Statement (and amendments thereto), which Magma filed pursuant to Section 14(e)(2) of the Securities Exchange Act of 1934 on Schedule 14D-

9 (Magma's "Schedule 14D-9"), and this action also seeks injunctive relief requiring defendants to correct those false disclosures and to refrain from such violations in the future.

     65. Finally, this action seeks (a) a declaratory judgment that (S)(S)
78.378 through 78.3793 of the Nevada General Corporation Law (the "Control Share Statute") is inapplicable to the Tender Offer and CECI's acquisition proposal and injunctive relief against any effort to apply it to such Tender Offer and acquisition proposal, and (b) a declaratory judgment that Sections 78.411 through 78.444 of the Nevada General Corporation Law (the "Nevada Merger Moratorium Statute") are unconstitutional and injunctive relief against the Statute's application to CECI's proposal to acquire Magma.

     66. In sum, Magma's shareholders should be allowed to consider CECI's proposal to purchase their company on its merits, free of the illegal impediments which the defendants have wrongfully constructed to try to defeat that proposal. The relief sought herein seeks to accord Magma's shareholders that opportunity.

                                  THE PARTIES
                                  -----------

     67. Plaintiff CECI is a corporation incorporated in the State of Delaware which, together with its subsidiaries, is engaged primarily in the business of the exploration for and development of geothermal resources and the development, ownership and operation of environmentally responsible independent power production facilities worldwide utilizing geothermal resources or other energy sources, such as hydroelectric, natural gas, oil and coal. CECI does business in California, Nevada (where it is the owner and operator of a 10 megawatts geothermal plant at Desert Peak, Nevada), Arizona and other states. The principal executive offices of CECI are located in Omaha, Nebraska. The stock of CECI is traded publicly on the New York Stock Exchange.

     68. Plaintiff CEAC is a Delaware Corporation and a wholly owned subsidiary of CECI. CEAC was formed for the purpose of acquiring Magma stock.

     69. Defendant Magma is a corporation incorporated in the State of Nevada, which in California is principally engaged in the generation of electricity from geothermal resources, and in the acquisition of, exploration for and development of geothermal resources. The principal executive offices of Magma are located in San Diego, California. The stock of Magma is traded publicly on the New York Stock Exchange and the NASDAQ.

     70. Defendant Ralph W. Boeker is a Director and the President and Chief Executive Officer of Magma. Defendant Boeker retired from Dow as of March 1, 1993 where he had been employed since 1959, most recently as Group Vice President for Chemicals, Performance Products and Hydrocarbons and as a member of the operating Board of Dow Chemical U.S.A. and the Dow Management Committee. Defendant Boeker is a resident of the State of California.

     71. Defendant Paul M. Pankratz is a Director and the Chairman of the Board of Magma. Defendant Pankratz joined Magma upon his retirement from Dow where he had been employed since 1957, most recently as Vice President, Corporate Products Department. He has served as a Magma director since 1984. Defendant Pankratz is a resident of the State of California.

     72. Defendant Thomas C. Hinrichs is a Director and a Vice President of Magma. Defendant Hinrichs is a resident of the State of California.

     73. Defendant Roger L. Kesseler is a Director of Magma. Defendant Kesseler has been an employee of Dow since 1959, and is currently employed by Dow as a Vice President and its controller. Defendant Kesseler is a resident of the State of Michigan.

     74. Defendant James D. Shepard is a Director of Magma. He was formerly employed as an officer of Magma and is currently a trustee of the B.C. McCabe Foundation which is the beneficial owner of 11.9% of Magma's common stock. Defendant Shepard is also currently a shareholder relations consultant to Magma. Defendant Shepard is a resident of the State of California.

     75. Defendant William R. Knee is a Director of Magma. Defendant Knee has been employed by Dow since 1968 and is currently its Director of Technology Centers. Defendant Knee is a resident of the State of Michigan.

     76. Defendant Bent Petersen is a Director of Magma. Defendant Petersen is a resident of the State of California.

     77. Defendant J. Pedro Reinhard is a Director of Magma. Defendant Reinhard has been employed by Dow since 1970 and is currently a Vice President and Treasurer of Dow. Defendant Reinhard is a resident of the State of Michigan.

     78. Defendant Lester L. Coleman is a Director of Magma. Defendant Coleman is a resident of the State of Texas.

     79. Defendant Louis A. Simpson is a Director of Magma. He also serves on the board of directors of Salomon Inc, whose subsidiary Salomon Brothers Inc. provides financial advisory and underwriting services to Magma. Defendant Simpson is a resident of the State of California.

     80. Defendant John D. Roach is a Director of Magma. Defendant Roach is a resident of the State of California.

                          DOW'S SPECIAL RELATIONSHIPS
                         WITH MAGMA AND ITS DIRECTORS
                         ----------------------------

     81. As the description of the defendant directors and their current or past employment relationships with Dow listed herein suggests, Dow has a wide range of special relationships with Magma and its directors, all of which underscore the seriously conflicted position of the Magma board of directors in considering any proposal to acquire Magma in which the interests of Dow and those of Magma's other stockholders are not aligned. In its 1994 proxy statement, Magma reports that it designates each of defendants Kesseler, Knee and Reinhard, all current Dow employees (as well as defendants Boeker, Pankratz (both ex-Dow employees) and Hinrichs and Shepard), as "inside" directors for purposes of determining compensation of directors. A number of Magma's executive officers also either came to Magma after a career at Dow or are or have been Dow employees "loaned" to Magma pursuant to various agreements by which Magma reimburses Dow for certain of their compensation (John R. Peele, Vice President, Secretary and General Counsel of Magma; Trond Aschehoug, Vice President of North American Operations of Magma; and Kenneth Kerr, Senior Vice President, Commercial Development of Magma).

     82. In its Schedule 13D filings under the Securities Exchange Act of 1934, Dow has described itself as a controlling shareholder of Magma and an amendment to its Schedule 13D filed on October 7, 1994 reflects that it is the beneficial owner of 5,032,430 shares of Magma common stock, 20.9% of all the outstanding shares of common stock of Magma. Of these shares, 857,143 apparently were recently acquired by Dow pursuant to an option agreement with Garantia Banking Limited (the "Option Shares") as more fully described herein in paragraph 84-85, while the balance of 4,175,287 shares (the "Escrow Shares") are held in escrow as more fully described herein in paragraph 86.

    83. Dow has been a significant Magma shareholder since 1981 when the current Magma Power Company came into existence and over the years it has obtained additional shares of Magma common stock through a series of long-range stock purchase agreements and a broad variety of other services agreements, which, among other things, permitted Dow to elect to receive payment for a broad variety of services to Magma in shares of Magma common stock, rather than in cash. For example, Dow and Magma entered into an Engineering Services For Stock Agreement, dated as of March 27, 1987, pursuant to which Dow took some
1,177,433 shares of Magma common stock as "advance payment" for engineering and construction management services to be provided to Magma. Dow also acquired additional Magma shares in conjunction with various loan guaranty, overrun financing, financial modeling services and other management and technical services agreements. Dow's many services agreements with Magma have not only been economically lucrative to Dow but they have created an unusual level of interdependence between Dow and Magma.

    84. On May 27, 1993 Dow announced its intention to sell 5 million shares of Magma common stock in a proposed underwritten secondary offering and on June 29, 1993 Magma's registration statements pertaining to the offering (which had been reduced to 4 million shares of Magma stock) became effective and Dow sold 3,635,000 shares of such amount at a net price of $30.88. Prior to the sale of shares in the secondary offering, Dow, as of June 29, 1993, had sole voting and dispositive power over 9,810,287 shares of Magma common stock (including unexercised options), or 39.1%

     85. On October 12, 1993 Dow surrendered a "special stock option" to purchase 2 million shares of Magma common stock, which it had received pursuant to a 1987 stock agreement, in consideration of the issuance to it of 857,143 shares of Magma common stock. Pursuant to the surrender agreement, Dow agreed to certain "lock-up" obligations which, among other things, precluded it from selling the shares it received until September 30, 1994. However, on September 12, 1994, in a transaction not publicly disclosed until September 23, 1994, Dow sold 857,143 shares of Magma stock to Garantia Banking Limited ("Garantia"), a Bahamian corporation for a per share price of $28.25, or approximately $24 million dollars. At the same time Dow entered into a highly unusual stock option agreement with Garantia pursuant to which, for consideration of only $150,000, Dow received an apparently perpetual option to purchase 857,143 shares of Magma common stock from Garantia at any time after September 29, 1994 for the same per share price of $28.25, or $24 million, which it had received from Garantia (the "Garantia Option"). Magma facilitated the Dow/Garantia transaction by entering into an amendment to the option surrender agreement pursuant to which Dow had obtained the shares. That amendment, dated July 26, 1994, but, like the rest of the Dow/Garantia transaction, not disclosed until September 23, 1994, released Dow from the "lock-up" obligations it had previously agreed to, including the requirement that it not sell the 857,143 shares of Magma stock until September 30, 1994. In connection with Dow's disclosure of the Dow/Garantia transaction on September 23, 1994, Dow stated that it was not aware of CECI's proposal to purchase Magma when it entered into its transaction with Garantia, which it described as being motivated by tax characterization purposes. On October 7, 1994, Dow belatedly made public the fact that on September 30, 1994, it had exercised its option with Garantia and apparently acquired the 857,143 shares of Magma common stock.

     86. Of the 5,032,430 shares of Magma common stock owned by Dow as of September 30, 1994, approximately 4 million shares are held in escrow for delivery upon the exchange of certain 5-3/4% Subordinated Exchangeable Notes due April 1, 2001 issued by Dow. The notes are exchangeable into Magma common stock at any time at an exchange rate of 26.6667 shares per $1,000 principle amount of the notes. The escrow agreement between Dow and Morgan Guaranty Trust Company of New York, as Escrow Agent, provides, among other things, that Dow has retained the right to vote the escrowed shares and also to direct their disposition under certain limited circumstances. Magma has stated in its Schedule 14D-9 that to the extent noteholders exercise their exchange rights, Dow's ownership interest in Magma would decrease, but it has failed to disclose that Dow has certain rights to obtain the shares by providing converting noteholders with cash in lieu of the Magma shares and the impact upon Dow's ability to benefit from CECI's offer in the same manner as other Magma shareholders that results from the exchangeable note and escrow arrangements.

     87. It appears that since the acquisition of the Garantia Option and any cash-out of the noteholders by Dow would constitute "purchases" under Section 16 of the Securities Exchange Act of 1934 which have to be matched with any subsequent sale in the following 6 months, Dow is unable to take advantage of the Tender Offer because it would incur short-swing profit liability under
Section 16(b) if the Option Shares or the Escrow Shares were tendered. Accordingly, in considering the Tender Offer, Dow's economic interests and the economic interests of Magma's other stockholders clearly conflict.

     88. The intricate web of special interrelationships and agreements between Dow and Magma and its directors and officers and the very different economic interests facing Dow and Magma's other shareholders create not only a unique level of interdependence, but also a situation in which the timing and nature of a proposal to acquire Magma, such as CECI's instant proposal, pose legal and economic issues for Dow which are not shared by Magma's other public stockholders, which unavoidably place Magma's directors in a highly conflicted position in addressing any such proposal, and which, due to the conflict, may render any such actions by Magma's board invalid under Nevada law.

                            JURISDICTION AND VENUE
                            ----------------------

     89. This action arises under the Supremacy and Commerce Clauses of the United States Constitution, Art. VI, cl.2 and Art. I (S) 8, cl.3 and under the Securities and Exchange Act of

1934, 15 U.S.C. (S)(S)78, 78bb and 78n(d) and (e), and the rules and regulations promulgated thereunder. This Court has jurisdiction over this controversy pursuant to Section 27 of the Securities Exchange Act, 15 U.S.C. (S)78aa, and pursuant to 28 U.S.C. (S)(S) 1331 (federal question) and 1337 (commerce) in that the action arises under the Constitution and laws of the United States and arises under Acts of Congress regulating commerce or protecting trade and commerce against restraints and monopolies, and under principles of supplemental jurisdiction.

     90. This Court also has jurisdiction over this controversy pursuant to 28 U.S.C. (S)(S) 1332(a)(1) in that the plaintiff and defendant and counterclaim plaintiffs and counterclaim defendants are citizens of different states, and the matter in controversy exceeds the sum of $50,000 exclusive of interest and costs. The facts alleged show that there exists and actual controversy between the parties and thus declaratory relief may be afforded pursuant to 28 U.S.C.
(S) 2201.

     91. Venue is proper in this district pursuant to Section 27 of the Securities Exchange Act, 15 U.S.C. (S)78aa and pursuant to 28 U.S.C. (S) 1391 because the Counterclaim-Defendant and the Additional Defendants on the Counterclaim reside or transact business in this District and the claims asserted herein arose in the District.

                                  BACKGROUND
                                  ----------

CECI's Efforts To Acquire
Magma In A Negotiated Transaction
- ---------------------------------

     92. Although Magma has characterized, and undoubtedly will try to continue to characterize, CECI's acquisition proposal as hostile and unsolicited, CECI has made numerous attempts to negotiate an entirely friendly transaction with Magma since as early as May, 1991, and has stated that it remains fully prepared to do so. Magma, for the improper management entrenchment purposes described herein, has rebuffed these attempts. During the summer of 1994, CECI's chairman, David Sokol, proposed a meeting between management of the two companies to discuss a possible combination of CECI and Magma. A meeting date was set in August, but, shortly before the meeting was to occur, Magma cancelled the meeting, suggesting it would be scheduled for late September 1994. On September 15, 1994, however, in response to an inquiry from CECI's chairman to one of Magma's directors, defendants Pankratz and Boeker informed Mr. Sokol that they were unwilling to hold the meeting with CECI until after the closing of the financing for Magma's Malitbog project in the Philippines in mid-November. In response, Mr. Sokol informed Pankratz and Boeker that CECI was considering a number of strategic alternatives, including a possible combination with Magma, and that there was no need to delay the meeting since CECI was prepared to negotiate in good faith on a basis that would value Magma as if the Malitbog financing had closed. Boeker and Pankratz, however, reiterated their unwillingness to meet until after the Malitbog closing occurred.

     93. Denied an opportunity to meet with Magma, on September 19, 1994 David Sokol sent a letter to Boeker and Pankratz setting forth the terms of a proposed acquisition by CECI of the outstanding shares of Magma's common stock for $35 per share in cash and CECI stock (the "September 19th proposal"). The letter stated inter alia:
       ----- ----

     As you know, California Energy believes strongly that the strategic benefits which result from merging our companies would enhance value for the shareholders of both companies, while improving our shared competitive position in an increasingly challenging business environment.

                                     * * *

     Consequently, pursuant to the authority of its Board of Directors, California Energy hereby proposes to acquire all outstanding shares of Magma's common stock for $35 per share, comprised of $25.00 in cash and $10.00 in market value of California Energy's common stock . . .

                                     * * *

     We hope that our proposed transaction can be consummated amicably and expect to hear from you promptly. I am available to meet with you and Magma's Board to discuss this proposal, and to answer any questions you may have. As you know, California Energy has substantial cash on hand and our financial advisor has confirmed to us that we can conclude any additional financing required to effect the combination of our two companies on a timely basis.

     As I have stressed in our past discussion, we would prefer that the combination of Magma and California Energy be effected on a friendly, consensual basis in which the interest of our respective shareholders, employees, customers and business partners are fairly served. We are, of course, prepared to negotiate in good faith all aspects of our proposal and to work out the terms of a mutually satisfactory merger agreement, containing terms and conditions typical for a transaction of this type.

     . . . [W]e believe that Magma's Board of Directors has a fiduciary responsibility to provide its shareholders with the opportunity to take advantage of this proposal. While we hope that it will not become necessary for us to approach your shareholders directly, in the event that you do not respond to this proposal promptly, we reserve the right to approach your shareholders directly with an exchange offer and/or a consent solicitation to call a special meeting of shareholders for purposes of acting on this proposal and electing directors.

     94. Although Magma's responsive letter dated September 20th, stated that the Magma Board of Directors would "consider your proposal in due course and inform you of its decision after completion of its evaluation," in fact, in breach of its fiduciary duties, the Board was instead preparing a flurry of "golden parachute" agreement and obstructionist maneuvers aimed at protecting entrenched management and Dow and preventing Magma shareholders from having any opportunity to freely consider the merits of CECI's proposal.

     95. On September 28, 1994, Magma responded to CECI's request to have a face-to-face meeting with Magma to discuss the September 19th proposal, by offering a meeting with Magma's financial advisors, Goldman Sachs & Co. But, as a condition to permitting even this meeting, Magma required that CECI refrain from commencing a tender offer or issuing any press releases until after Magma's board met on October 2 and 3, 1994, purportedly for the purpose of permitting the Board to consider the September 19th proposal. CECI accepted this condition on the understanding that Magma's Board would fully and fairly consider its proposal and CECI provided a draft merger agreement for review by the Board during its deliberations. On October 3rd, it became clear that, rather than giving fair consideration to CECI's September 19th proposal, in violation of their fiduciary duties, Magma directors had utilized the standstill period to begin to adopt "golden parachute" agreements serving their own economic interests and to erect a series of illegal impediments to the proposal.

The Magma Directors' Illegal Defensive Measures
- -----------------------------------------------

     96. After Magma's Board of Directors met on October 2 and October 3, 1994, Goldman, Sachs informed CECI's financial advisors that the Board had authorized Magma to enter into a purported "stockholder rights agreement,' known as a "poison pill" (the "Poison Pill"). This report of the Magma directors' wrongful defensive maneuvers was, however, misleadingly incomplete since CECI subsequently learned through press reports that Magma's Board of Directors had also acted unilaterally to amend its Bylaws to strip shareholders of certain of their rights to take actions by written consent. Magma also immediately commenced this lawsuit against CECI.

     97. Although Magma's Bylaws had previously allowed a majority of Magma's stockholders to take any corporate action which they favored by written consent, during its October 2 and 3, 1994 board meeting, the Magma directors suddenly, and without any discussion with Magma shareholders, withdrew this basic vehicle for shareholder democracy in the face of CECI's previously stated intention to commence a consent solicitation in support of its proposal to acquire Magma if Magma proved unwilling to negotiate a friendly transaction. The Bylaws amendment was clearly not only an illegal defensive response to CECI's proposal, it also directly denied all Magma shareholders the opportunity to take action by written consent to promptly resolve matters of concern to them. Instead, Magma's directors changed Magma's Bylaws to merely allow a majority of its stockholders to call special meetings of the shareholders at which proposals presented there could be considered and voted upon, a much more cumbersome and less effective means for the majority of Magma stockholders to act in their own best interests. Finally, by adopting the Bylaws change at the very time that the Magma directors were purportedly giving fair consideration to CECI's proposal, the Board sent a clear message that it intended to play whatever hardball was needed to protect entrenched management and the interests of Dow.

     98. Magma's Poison Pill sent the same message even more forcefully. Magma's Poison Pill allows its Board of Directors unilaterally to block acquisition offers or substantial stock accumulations, even if they provide substantial stock accumulations, even if they provide substantial benefits to the Magma stockholders, because the financial penalty which an acquiror will incur in the event the Poison Pill is "triggered" is so severe. The Poison Pill places any potential acquiror at the mercy of the Magma Board which alone has the power to redeem the Rights distributed pursuant to the Poison Pill. It is intended to prevent a majority of the owners of Magma from making their own economic decision.

     99. Under the terms of the Poison Pill, a "Right" is distributed for each outstanding share of Magma stock held by shareholders on a record date set according to the terms of the Poison Pill. A Right entitles a shareholder to purchase one one-thousandth of a newly issued share of Series A Preferred Stock of Magma at an exercise price of $125 per share. The Rights are "triggered" if a person or group acquires beneficial ownership of 10% or more of the Company's outstanding common stock, unless within ten days thereafter, the Board of Directors redeems the Rights.

     100. In the event the rights are "triggered," the holders of Rights, other
                                                                          -----
than the person who has acquired the holding which triggered the rights, are
- -----------------------------------------------------------------------
entitled to purchase at the Right's then current exercise price, an amount of newly issued Series A Preferred Stock (or, in certain circumstances, Magma common stock, cash, property or other Magma securities) equal to twice the then
                                                                 -----
current exercise price. In addition, if Magma is involved in a merger or other business combination transaction with another person after which its common stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of such other person having a market value equal to twice the then current exercise price.
                                      -----

     101. Not only does Magma's Poison Pill discriminate against CECI or any other potential acquiror not favored by Magma's board by precluding them from acquiring 10% or more of Magma's common stock, it also discriminatorily permits the already existing holders of over 10% of Magma common stock (namely, Dow and the B.C. McCabe Foundation), to continue to increase their holdings in Magma shares unrestrained by the onerous provisions
- --------
of the Poison Pill. As with defendants' other actions, the Poison Pill not only entrenches incumbent management, it also benefits the interests of Dow while it denies Magma's other shareholders the opportunity to freely consider CECI's acquisition proposal.

     102. The Poison Pill has the effect of precluding successful completion of any tender offer, such as CECI's, or any other significant share acquisition by an entity other than Dow or the B.C. McCabe Foundation, absent the approval of the Magma Board, which, as detailed herein, is heavily populated with Dow members. As a result, Magma's stockholders are prevented from taking advantage of any offer the Board chooses to rebuff, irrespective of the value it may afford the stockholders. The Magma Board's adoption of the Poison Pill was unreasonable in the face of CECI's proposal to negotiate a fair and equitable transaction and constitutes a breach of the Magma directors' fiduciary duties.

     103. In addition to illegally adopting the Poison Pill and amending its Bylaws, Magma's directors have taken other steps to entrench themselves in response to CECI's proposal to acquire the company. Magma's schedule 14D-9, filed on October 11, 1994, announced that on September 15, 1994, Magma entered into lucrative ``golden parachute'' severance agreements with 15 of its most highly compensated members of management (including defendants Pankratz, Boeker and Hinrichs). Despite the fact that Magma entered into the "golden parachute" agreements on the same day that Boeker and Pankratz stated their refusal to meet with

CECI to discuss a possible combination of the companies, Magma has claimed in press reports that it was merely a "coincidence" that these agreements were suddenly entered into immediately before CECI delivered its September 19th proposal to Magma, asserting that it had been considering them since November, 1993.

     104. Magma's October 11, 1994 filing on Schedule 14D-9 also reported that at its September 20, 1994 Board meeting, the day after CECI's September 19th proposal was received by Magma, the Magma Board authorized the company to enter into broad indemnity agreements with each of the defendant members of the Magma Board. The Board members then immediately executed such agreements.

     105. Further, the October 11, 1994 filing on Schedule 14D-9 described Sections 78.411 through 78.444 of the General Corporation Law of Nevada (the "Nevada Merger Moratorium Statute"). Noting that Magma had not opted out from the coverage of that statute, the Schedule 14D-9 commented that "[u]nless, the Board of Directors approves [CECI's Tender Offer] prior to its consummation, California Energy will be unable to effect a merger with the Company for a period of three years from the consummation of the Offer . . . . " In addition, although the Schedule 14D-9 did not describe in any way the Control Share Statute or in any way suggest Magma believed it is applicable to the Tender Offer and CECI's acquisition proposal, Magma now appears, contrary to the disclosure in its Schedule 14D-9, to be taking the position that the Control Share Statute applies.

                 CECI'S TENDER OFFER FOR MAGMA'S COMMON STOCK
                 --------------------------------------------
     106. As noted herein, faced with Magma's refusal to negotiate a transaction, on October 6, 1994, CECI and CEAC commenced the Tender Offer to purchase 12,400,000 shares of Magma common stock (and associated Poison Pill Rights) at a price of $35 net per share in cash. The purpose of the Tender Offer is to acquire majority control of Magma as the first step in an acquisition of the entire equity interest in the company. CECI and CEAC's Offer to Purchase, then scheduled to expire at 12:00 midnight, New York City Time, on November 3, 1994, reiterated its desire to negotiate a definitive acquisition agreement with Magma.

     107. The Tender Offer is conditioned, among other things, on Magma entering into a definitive merger agreement with CECI providing inter alia that (a) the
                                                       ----- ----
Nevada Merger Moratorium Statue does not apply to the Tender Offer or the proposed second step merger, and (b) the Rights issued pursuant to the Poison Pill do not apply to the Tender Offer or the proposed second step merger. Although the Offer to Purchase reflects that CECI may determine, in its sole discretion, to waive the merger agreement condition, the Offer to Purchase states that CECI does not currently intend to waive such condition unless it determines, in its sole judgment, inter alia, that (a) the Nevada Merger
                                  ----- ----
moratorium Statute is invalid or otherwise inapplicable to the Tender Offer and proposed merger.

     108. The Tender Offer constitutes a major transaction in interstate commerce. The Tender Offer is being advertised nationally by the use of the national financial press and by interstate mail and telephone services. The Tender Offer is being distributed to Magma shareholders throughout the country by use of the mails and other instrumentalities and facilities of interstate commerce.

     109. The Tender Offer is governed by and has been commenced pursuant to the detailed and substantive disclosure requirements of federal law, including the Exchange Act and the Williams Act, amendments thereto, and the detailed rules promulgated by the Securities and Exchange Commission thereunder.

                              THE FEDERAL STATUTE
                              -------------------

     110. In 1968, Congress amended the Exchange Act by adding new subsections 15 U.S.C. (S)(S) 78m(d), (e) and 78n(d)-(f). These amendments, referred to as the Williams Act, were designed to regulate interstate tender offers for securities of corporations regulated by the SEC. CECI and CEAC's Tender Offer is within the purview of the Williams Act and the rules promulgated by the SEC thereunder.

     111. In adopting the Williams Act, Congress recognized that tender offers perform beneficial economic functions by, among other things, providing investors with an opportunity to sell their shares at a premium over prevailing market prices, and by providing a check on inefficient management. The language and legislative history of the Williams Act demonstrate the intent of Congress that the success or failure of a tender offer should be left to the informed investment judgment of the individual shareholders of the offeree corporation, free of undue influence from either the offeror or offeree's management.

     112. Accordingly, the Williams Act affords neither the offeror, nor incumbent management of the corporation whose securities are being sought, an unfair advantage. It is designed not to defeat or discourage tender offers, but to establish neutral an even-handed regulation by requiring disclosure of material information to investors who are then free to make their own informed investment decisions.

                   THE NEVADA ANTI-TAKEOVER STATUTORY SCHEME
                   -----------------------------------------

     113. The State of Nevada has adopted two main antitakeover laws, the Nevada Merger Moratorium Statute and the Control Share Statute. Although it appeared from Magma's Schedule 14D-9 that Magma's omission of any reference to the Control Share Statute confirmed its view that the Control Share Statute did not apply to the Tender Offer and CECI's acquisition proposal because that statute's jurisdictional requirement that there be 100 stockholders of record who are residents of the State of Nevada and that the corporation does business in Nevada was not met, it now appears that Magma's Schedule 14D-9 was materially misleading on this issue. After Judge Mark Handelsman of the Second Judicial District Court for the State of Nevada ordered Magma to turn over its stockholder list, CECI ascertained the lack of 100 Nevada resident record holders and asked Magma to take the steps required to confirm that the Statute did not apply. Magma refused, stating that it is taking the position that it may assert in the future that the Control Share Statute does apply to the Tender Offer and CECI's acquisition proposal, despite the fact that Magma's stockholders list clearly shows that Magma has nowhere near the 100 Nevada resident stockholders of record which are required to make the Statute applicable to the Tender Offer and CECI's acquisition proposal.

                           THE CONTROL SHARE STATUTE
                           -------------------------

     114. The Control Share Statute provides that it applies to certain acquisitions of shares of a corporation incorporated in Nevada that has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada and that does business in Nevada directly or through an affiliated corporation. When it is applicable, the Control Share Statute provides that it denies voting rights to shares of stock (referred to as "Control Shares") that are acquired by a person (and that person's associates) the total number of which is sufficient to enable the acquiring person and his associates to exercise voting power at or above any of three thresholds (20%, 33 1/3% or a majority of the outstanding voting power of the issuing corporation), and any shares acquired by such persons within 90 days before such acquisition, unless, among other exceptions, (a) the articles of incorporation or bylaws of the corporation in effect on the tenth day following such acquisition provide that the Statute does not apply, or (b) voting rights for such Control Shares shall have been approved at a meeting of stockholders by an affirmative vote of the holders of a majority of the issuing corporation's outstanding shares, excluding those held by an acquiring person or any officer of the corporation or any person deemed both an employee and a director of the corporation.

     115. In light of the provisions of the Control Share Statute, if it is applicable to the Tender Offer and CECI's acquisition proposal (and assuming Magma continues to reject CECI's Tender Offer and acquisition proposal), CECI will be required to take a number of cumbersome and expensive steps in order to attempt to confirm its voting rights for the shares which CEAC seeks to purchase in the Tender Offer or otherwise, including the delivery of a detailed so-called "offeror's statement" to Magma that contains a request that a so-called "control share special meeting" of stockholders be called for the purpose of determining whether voting rights should be authorized for the shares to be acquired by the CEAC and its associates pursuant to the Tender Offer or otherwise. In connection with such a control share special meeting, CECI and CEAC would be required to conduct a proxy solicitation with respect to proposals to be considered at that meeting, including the proposal to grant voting rights to the shares acquired and to be acquired by CEAC or CECI in the Tender Offer or otherwise.

     116. Given the provisions of the Control Share Statute denying voting rights to so-called Control Shares as well as the many other onerous requirements of the Statute, it is vital for CECI to be able to determine in advance whether or not the Statute applies to the Tender Offer and its acquisition proposal. As noted herein, Magma's Schedule 14D-9 did not discuss the Control Share Statute in its description of laws pertinent to the Tender Offer, and Magma's stockholder list reflects that there are nowhere near 100 stockholders of record who are also residents of the State of Nevada. Magma, nevertheless, has refused to take action to confirm that the Control Share Statute does not apply, despite CECI's request that it do so.

                     THE NEVADA MERGER MORATORIUM STATUTE
                     ------------------------------------

     117. The Nevada Merger Moratorium Statute purports to accord Nevada corporations such as Magma an additional layer of insulation from the inconvenience of shareholder democracy. The Nevada Merger Moratorium Statute purports to regulate mergers, consolidations and other transactions involving any "resident domestic corporation" defined in the statute to be a Nevada corporation that has 200 or more stockholders ((S)78.427).

     118. The Nevada Merger Moratorium Statute provides that any resident domestic corporation may not engage in any merger, consolidation or other transaction with any "interested stockholder" (defined as an owner either directly or indirectly of 10% or more of the voting power of the stock of the resident domestic corporation ((S)78.423)) for a period of at least three years from the date the interested stockholder acquired its shares, unless the combination or merger is approved by the resident domestic corporation's board of directors before the date on which the interested stockholder acquired its shares or the acquisition of shares by the interested stockholder which first resulted in the stockholder becoming an interested stockholder was itself approved by the board of directors ((S) 78.438).

     119. The Nevada Merger Moratorium Statute provides that it does not apply if an amendment to the resident corporation's articles of incorporation is approved by a majority of the stockholders excluding the acquiror. However, the amendment is not effective until 18 months after being passed ((S) 78.434), and, as a practical matter, any such effort to amend the articles of incorporation must be initiated by action of Magma's Board of Directors. Thus, in the context of a tender offer, this provision is not a viable option, and only pre-approval of a tender offer before the take-down date by Magma's Board of Directors would render the statute inapplicable.

     120. Section 78.439 further provides that even after three years, an interested stockholder still may engage in a merger or other combination with a resident corporation only if (a) the combination is approved by the Board of Directors before the acquiror became an interested stockholder or the acquisition of shares by the interested stockholder which first resulted in the stockholder becoming an interested stockholder was itself approved by the board of directors, (b) the combination is approved by the vote of the holders of the majority of the stock excluding the interested stockholder at a meeting called no earlier than three years after the acquiror became an interested stockholder or
(c) a "fair price" formula is satisfied.

     121. Under the "fair price" formula, non-tendering stockholders are to be paid the higher of (a) the highest of (1) the price per-share paid by the interested stockholder for any stock acquired within three years immediately before the date of announcement of the combination, (2) the price per-share paid for any stock acquired within three years prior to that period of (3) the price per-share paid for any stock acquired in the transaction in which the person or entity became an interested stockholder, or (b) the market value of the stock on the date of announcement of the combination or on the interested stockholder's date of acquiring shares. In addition, the stockholders must be paid interest compounded annually from the date on which the price calculation is made
((S) 78.441). Under this rigid statutory formula, the price which must be paid by an interested stockholder for shares not previously tendered will almost always be greater than the price paid to tendering shareholders, and in many cases will be substantially higher.

     122. The Nevada Merger Moratorium Statute is intended to, and does, in fact, erect a virtually insurmountable barrier to takeovers of Nevada corporations by depriving the tender offeror of the benefits of gaining control of such corporations, namely, the ability to effect a merger or other significant transaction involving the assets of the corporation after the close of the tender offer. The statute thus endows the management of Nevada corporations with de facto veto power over any takeover, prohibiting the
                  -- -----
consummation of a tender offer on a
hostile basis in virtually all circumstances, irrespective of the interests of the corporation's shareholders. As such, the statute effectively insulates incumbent management from the scrutiny of the free and efficient market. The statute therefore frustrates the purposes of Congress embodied in the Williams Act, and invades and conflicts with the regulations promulgated pursuant thereto, all in violation of the Supremacy Clause. In addition, the statute imposes a burden on interstate commerce in violation of the Commerce Clause.

     123. The Nevada Merger Moratorium Statute unreasonably burdens the national market for securities. By obstructing tender offers for Nevada corporations, the statute interferes with the efficient allocation of corporate resources and reduces the incentive for incumbent management to perform well. The statute encourages inefficient management practices to the detriment of stockholder and general economic welfare. Its three-year moratorium freezes the movement of assets and prevents many potentially value-enhancing changes in corporate policies. The statute thus impedes the free flow of corporate assets in interstate commerce.

     124. The Nevada Merger Moratorium Statute does not protect stockholders of Nevada corporations from coercive takeover proposals. Rather, it insulates incumbent management of Nevada corporation from changes in control. The substantial burdens that the Merger Moratorium Statute imposes on interstate commerce are thus excessive in relation to any legitimate local interest that statute serves.

                               MAGMA'S REJECTION
                              OF THE TENDER OFFER
                              -------------------

     125. On October 10, 1994, Magma announced that its Board of Directors had determined that CECI's Tender Offer was not in the best interests of Magma's stockholders. The next day, Magma filed its Schedule 14D-9 detailing its purported reasons for failing to recommend CECI and CEAC's Tender Offer to its stockholders. In the Schedule 14D-9, Magma knowingly made numerous false and misleading statements of material facts and omitted to state material facts necessary to make other statements in the Schedule 14D-9 not misleading. For example, the Magma Schedule 14D-9:

     (a) falsely states that "California Energy is trying to buy Magma at a bargain price that does not remotely reflect Magma's intrinsic value and the long-term strategic promise of which California Energy is well aware," when in fact CECI's Tender Offer price reflects a substantial premium over the price at which Magma's stock was trading prior to the announcement of CECI's September 19th proposal, and when, in fact, such statement contradicts public statements made by the president of Magma in August 1994 that Magma's value was fairly reflected in its stock price;

     (b) falsely states that the Magma Board of Director's recommendation to reject the Tender Offer is based on the factors listed in Item 4(b) of the
Schedule 14D-9, when in fact, in breach of their fiduciary duties, Magma's directors oppose CECI's offer in order to preserve their entrenched positions and the interests of Dow at the expense of Magma's other shareholders;

      (c) fails to adequately disclose the special relationships between Dow and Magma and its directors and the impact of those relationships on the Magma Board of Directors' determination to reject CECI's Tender Offer;

      (d) fails to adequately disclose the differences between Dow's economic interest and those of other Magma stockholders considering the Tender Offer and proposed merger. In addition, the Magma Schedule 14D-9 contained numerous false and misleading characterizations of CECI and other aspects of its proposal to acquire Magma;

      (e) in the October 10, 1994 press release that is an exhibit to the 14D-9, falsely promises a "bright and profitable future" for Magma and otherwise wrongfully projects future profitability in violation of federal securities laws disclosure requirements.

      (f) fails to disclose that Magma may assert that the Control Share Statute applies to the Tender Offer and CECI's acquisition proposal, despite the fact that its stockholders list indicates it has far less than the 100 Nevada resident stockholders of record required to meet the Statute's jurisdictional requirement.

     126. On October 13, 1994 Magma filed Amendment No. 1 to its Schedule 14D-9 ("Amendment No. 1") containing a slide show presentation given as part of a series of meetings orchestrated by Magma to oppose the Tender Offer and proposed merger. The slide show presentation is replete with false and misleading statements of material facts and omits to state material facts necessary to make other statements contained therein not misleading, including Magma's purported projections and predictions as to international expansion, targets for profitable growth, reduced operating costs and the status and likelihood of completion of various purported international projects and Magma's comparisons of its own business and prospects of those of CECI.

     127. On October 17, 1994, Magma filed Amendment No. 2 to its Schedule 14D-9 ("Amendment No. 2") which contains numerous further false and misleading statements of material facts and omits to state material facts necessary to make other statements contained therein not misleading with respect to the Tender Offer, the Offer to Purchase and the preliminary Request Solicitation Statement. For example, Amendment No. 2:

      (a) falsely asserts that CECI is not honoring its disclosure obligations;

      (b) falsely asserts that Magma has brought its instant Complaint to protect its stockholders, rather than to attempt to deprive those stockholders of a fair opportunity to consider the Tender Offer; and

      (c) falsely asserts that CECI is seeking to call a special stockholders meeting to ask stockholders to consider and vote upon proposals to increase the size of Magma's Board by four seats and to elect CECI's nominees to fill those seats and to amend Magma's ByLaws in certain respects in order to gain some kind of competitive advantage over Magma, rather than to facilitate CECI and CEAC's ability to consummate the Tender Offer and the proposed merger as CECI has disclosed;

      (d) falsely asserts, in the advertisement which is included as exhibit to Amendment No. 2 and which was published as a full page advertisement in the
Wall Street Journal on October 17, 1994, that (i) (as it falsely has repeatedly
- -------------------
stated) CECI's $35 per share offering price "does not remotely reflect" Magma's value, (ii) that "Magma is a leader in the fast-growing international geothermal industry" when, in fact, its statements as to existing and expected prospectus are grossly overstated, and (iii) it will be able to dramatically cut costs for all its new, larger-scale plants when, in fact, it has admitted in other statements that its cost-cutting technologies may not be effective with respect to international projects; and

      (e) makes other false and misleading statements disparaging CECI and purportedly comparing CECI to Magma.

     128. In addition, Magma has made numerous other false and misleading public statements in opposition to the Tender Offer and proposed merger. For example, in an interview given to the Dow Jones Investor Network on October 18, 1994, Magma's president, among other things:

      (a) falsely asserted that he had been "misquoted" in August 1994 when he said Magma's value was at that time fairly reflected in its stock price;

      (b) falsely asserted that Magma's equity commitments for international projects totalled some $1 billion when such projects have not been contracted for and falsely implied by stating that equity commitment level that Magma has a $4 billion backlog of current international projects when, in fact, Magma has never closed an international project financing;
- -----

      (c) made false and unsustainable projections regarding Magma's future profitability;

      (d) falsely asserted (again) that the timing of Magma's "golden parachute" severance agreements was just a coincidence; and

      (e) falsely implied that Magma has a highly successful business plan to support its representations to its stockholders that they will remain better off as stockholders in an independent Magma, when the substance and details of any such plan have never been disclosed in filings under the federal securities laws or otherwise.

     129. The sole purpose of Magma's allegations is to mislead its shareholders into thinking incorrectly that the Schedule 14D-1 and Offer to Purchase and the preliminary Request Solicitation Statement should not be relied upon, thus masking the entrenchment activities of management.

                              CECI INCREASES ITS
                                OFFER FOR MAGMA
                                ---------------

     130. On October 21, 1994, CECI announced that it had increased its acquisition proposal for Magma to $38.50 per share, consisting of $28.50 per share in cash and $10.00 per share of CECI stock. CECI also announced that in connection with this enhanced proposal, it had increased the cash price it was offering for 51% (or 12,500,000 shares) of the common stock of Magma in the Tender Offer to $38.50 net per share and was extending the expiration date of the Tender Offer to November 4, 1994.

     131. On October 21, 1994, CECI announced that it had received Hart-Scott-Rodino clearance from the Federal Trade Commission and the United States Department of Justice with respect to its proposed acquisition of Magma.

                      MAGMA'S FURTHER STEPS TO ILLEGALLY
                     DENY ITS SHAREHOLDERS THE OPPORTUNITY
                           TO CONSIDER CECI'S OFFER
                           ------------------------

     132. Even as CECI was announcing its enhanced $38.50 per share proposal to Magma shareholders, Magma's entrenched management was apparently taking new and more desperate measures to deny
Magma's shareholders the opportunity to consider the merits of CECI's offer.

    133. On October 21, 1994, shortly after CECI announced the enhanced price of its offer to acquire Magma, Magma issued a false and misleading press release claiming that its local joint venture partner on one of its two proposed development stage projects in Indonesia, the Karaha project, had terminated its joint venture with Magma, purportedly because of concerns about CECI and its acquisition proposal. Contrary to the information set forth in the press release, Magma's determination to scuttle the Karaha project was based on its own concerns, not on CECI's acquisition proposal. In fact, Magma unilaterally offered this termination right which caused Magma to lose its substantial investment in developing such project without obtaining any commensurate benefit for Magma's shareholders. This "scorched-earth" action clearly was detrimental to the corporation and its shareholders and a waste of corporate assets. Further, Magma failed to disclose the termination of such agreement promptly, and failed to disclose its acts in inserting such a clause, which caused the joint venture to be so illusory that Magma should have disclosed any such terms to the public as part of the description of the Karaha project made in its filings pursuant to the federal securities laws.

    134. In addition to its false and misleading disclosures with respect to the Karaha project, and the actions which it took with respect to that project to its shareholders detriment, Magma is also taking additional steps designed to allow its other international joint venture partners to withdraw from their commitments if CECI succeeds in acquiring control of Magma. Specifically, Magma has unilaterally offered its joint venture partners the opportunity to add "change of control" provisions to their existing arrangements with Magma without any consideration and without any motive other than to harm Magma so as to make
 Magma less attractive to CECI.

     135. Magma management's further steps in response to CECI's acquisition proposal represent scorched-earth tactics designed to defeat CECI's proposal without regard to the harm to Magma and its stockholders which such actions will cause, and constitute breaches of the fiduciary duties owed by Magma management and its Board of Directors to Magma stockholders. Unless Magma is enjoined from taking these further steps or from orchestrating other similar scorched-earth tactics, Magma's shareholders and CECI will be irreparably harmed.

                   MAGMA REJECTS THE INCREASED TENDER OFFER
                   ----------------------------------------

     136. On October 31, 1994, Magma announced that its Board of Directors had rejected CEAC and CECI's increased $38.50 Tender Offer. The same day, Magma filed Amendment No. 5 to its Schedule 14D-9 listing its purported reasons for failing to recommend the increased Tender Offer to its stockholders. In the Amendment No. 5 to its Schedule 14D-9, Magma knowingly made numerous additional false and misleading statements of material facts and omitted to state material facts necessary to make other statements therein not misleading. For example, the Amendment No. 5:

      (a) falsely states that the consideration offered in the increased Tender Offer is inadequate and does not reflect the intrinsic value of Magma, and that this determination is based on a variety of specified considerations;

      (b) falsely suggests that a variety of third parties have an interest in a business combination with Magma on terms which will provide more value to Magma stockholders;

      (c) falsely states that the Tender Offer has had an adverse effect on Magma and its employees, creditors, partners and customers and the communities in which Magma operates; and

      (d) falsely suggests that Magma's Board resolved not to disclose negotiations concerning potential extraordinary transactions or the like until a definitive agreement or agreement in principle is reached to protect such potential transactions when, in fact, such a secrecy resolution is designed to avoid a level playing field upon which CECI's acquisition proposal and the Tender Offer can fairly compete with any other potential extraordinary transactions concerning Magma.

     137. In view of the summary rejection of CECI's Tender Offer by the Magma Board of Directors, it is highly unlikely that the Magma Board, absent action by this Court, will revoke the Poison Pill, redeem the rights issued pursuant thereto, revoke its Bylaws amendment eliminating action by written consent, invalidate the "golden parachute" and indemnification agreements, correct its false disclosures, cease to attempt to undercut CECI's proposal by attempting to damage its international joint ventures in Indonesia and elsewhere, or take such actions as necessary to opt-out of the Nevada Merger Moratorium Statute prior to the time when the Tender Offer is scheduled to close. Accordingly, Magma's stockholders will never have the opportunity to make their own decisions concerning Magma's offer. Similarly, if Magma is not required to correct its false disclosures, Magma shareholders will not learn the true facts concerning CECI's Tender Offer and CECI will be damaged in its ability to pursue the offer.

     138. Absent judicial intervention, defendants will continue to entrench themselves in office, continue to protect the interests of Dow at the expense of Magma's other shareholders, continue to inequitably and illegally deprive the Magma stockholders of their right to realize a full and fair value for their shares at a substantial premium over the historical market price, and will continue inequitably and illegally to deprive CECI of its opportunity to acquire the stock of Magma.

                                    COUNT I
                                    -------

           (Breach of Fiduciary Duty - Unlawful Amendment of Bylaws)

     139. Plaintiffs repeat and reallege each of the allegations contained in paragraphs 1 through 138 hereof as if fully set forth at length.

     140. The sole purpose and effect of the Magma Board's elimination of the Magma stockholders' right to take certain actions by written consent was to cause a gross interference with stockholder democracy. Indeed, it could have no other purpose. The Magma Board acted to eliminate the right to vote by consent at a time when CECI, a stockholder of Magma owning 200,000 shares of stock, had already announced publicly its intention to solicit consents. The sole purpose of the amendment was to prevent CECI, a stockholder of Magma owning 200,000 shares of stock, from soliciting written consents to take various actions to facilitate its September 19th proposal.

     141. The Magma Board's elimination of the stockholders' right to take action by written consent served no legitimate corporate purpose and was for the purpose on entrenching management, in breach of their fiduciary duties to the Magma stockholders.

     142. Plaintiffs intend to request that the Magma Board of Directors take actions necessary to restore the right of the Magma stockholders to take action by written consent. It is anticipated, however, that the Magma Board will not take such actions which would allow plaintiffs to solicit written consents to take action to allow the Tender Offer and the proposed merger to proceed. The Board's refusal to do so is clear evidence of their use of the corporate machinery for entrenchment purposes, at the expense of the stockholders' voting rights. Moreover, the Dow board members' conflict renders all such action invalid under Nevada law.

     143. Accordingly, the Bylaws amendment is invalid, and was enacted in breach of the Magma directors' fiduciary duties.

     144.  Plaintiffs have no adequate remedy at law.

                                   COUNT II
                                   --------

                    (Breach Of Fiduciary Duty - Adoption Of
                             Unlawful Poison Pill)

     145. Plaintiffs repeat and reallege each and every allegation contained in paragraphs 1 through 144 hereof as if fully set forth at length.

     146. The Magma Board adopted a Poison Pill for the sole purpose of deterring CECI's takeover by requiring CECI or any other potential acquiror not welcomed by the Board, unless approved by the Board (dominated by Dow members), to incur staggering monetary penalties. The Poison Pill serves no valid corporate purpose, is so extreme as to constitute a waste of corporated assets, and is an unlawful device the purpose and effect of which is to entrench and enrich incumbent management.

     147. In light of the severity of the penalties imposed by the Poison Pill, it is clear that the Poison Pill was not adopted, and cannot be defended, as a reasonable response to a purported threat posed to Magma by plaintiffs' offer. The Poison Pill has no economic justification, serves no legitimate purpose, and is invalid. Moreover, the Dow board members' conflict renders all such action invalid under Nevada law.

     148. Accordingly, the Poison Pill is invalid, and was enacted in breach of the fiduciary duties of the Magma directors.

     149. Plaintiffs have no adequate remedy at law.

                                   COUNT III
                                   ---------
             (Breach Of Fiduciary Duty - Failure To Redeem Rights

     150. Plaintiffs repeat and reallege each and every allegation contained in paragraphs 1 through 149 herein as if fully set forth herein at length.

     151. Plaintiffs intend to request that the Magma Board of Directors redeem the Rights so as to enable plaintiffs to complete the Tender Offer. Based upon their prior entrenchment activities, it can be expected that the Magma Board of Directors will refuse to redeem the Rights in response to the Tender Offer. The refusal of the Magma Board to redeem the Rights in response to the Tender Offer can have no purpose other than to entrench the incumbent directors and management in violation of their fiduciary duties.

     152. If the Rights are not redeemed, plaintiffs will be effectively thwarted from purchasing the shares of tendering shareholders because of the dilutions caused by the discriminatory effects of the "flip in" and "flip over" features of the Poison Pill. Accordingly, unless the rights are redeemed, Magma's stockholders will not be able to receive the benefit of the Tender Offer.

     153. Accordingly, Plaintiffs request that the Magma Board be enjoined from enforcing the operation of the Poison Pill or, alternatively, that an injunction issue to require the Magma Board of Directors to redeem the Rights so as to enable the Tender Offer and proposed merger to be consummated, free of the punitive consequences of the Poison Pill.

     154. Plaintiffs have no adequate remedy at law.

                                   COUNT IV
                                   --------
                      (Breach Of Fiduciary Duty--Unlawful
                 "Golden Parachute" And Indemnity Agreements)

     155. Plaintiffs repeat and reallege each of the allegations contained in paragraphs 1 through 154 hereof as if fully set forth at length.

     156. The purpose and effect of the Magma Board's authorization of lucrative "golden parachute" agreements was to continue to entrench themselves or, if they could not ultimately do so, to unfairly enrich themselves at unfair expense to Magma's shareholders.

     157. The "golden parachute" and broad indemnity agreements serve no legitimate corporate purpose, and merely entrench management, in breach of their fiduciary duties to Magma's stockholders.

     158. Plaintiffs intend to request that the Magma Board revoke these agreements, but it is anticipated that it will not do so.

     159. Accordingly, plaintiffs request a judgment declaring that the "golden parachute" agreements and indemnity agreements are invalid, and were enacted in breach of the Magma directors' fiduciary duties. Moreover, the Dow board members' conflict renders all such actions invalid under Nevada law.

     160. Plaintiffs have no adequate remedy at law.

                                    COUNT V
                                    -------

                    (Breach of Fiduciary Duty -- Attempt to
                      Harm International Joint Ventures)

     161. Plaintiffs repeat and reallege each and every allegation contained in paragraphs 1 through 160 hereof as if fully set forth herein.

     162. The sole purpose and effect of the actions taken by Magma management and its Board of Directors to harm its international joint ventures, including, but not limited to, by encouraging or permitting the collapse of the Karaha project in Indonesia, and by unilaterally offering "change of control" provisions to its other joint venture partners, is to deter CECI's takeover at the expense of Magma stockholders. Such actions constitute a waste of corporate assets and are a further device designed to entrench incumbent management.

     163. Unless such activities are enjoined, Magma stockholders may be denied the opportunity to accept or reject CECI's offer on its merits and Magma's corporate assets will be severely wasted.

     164.  Plaintiffs have no adequate remedy at law.

                                   COUNT VI
                                   --------

                  (Inapplicability of Control Share Statute)

     165. Plaintiffs repeat and reallege each and every allegation contained in paragraph 1 through 164 hereof as if fully set forth herein.

     166. The Nevada Control Share Statute provides for the imposition of a wide array of onerous requirements on any acquiring person, such as CEAC, which offers to acquire 20% or more of the outstanding common stock of a Nevada corporation, including the denial of voting rights to Control Shares. The Statute, however, only applies to Nevada corporations that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada and that does business in Nevada directly or through an affiliated corporation.

     167. Magma's stockholders list indicates that fewer than 100 of its stockholders of record are residents of the State of Nevada. Accordingly, the Statute does not apply to the Tender Offer and CECI's proposal to acquire Magma.

     168. Notwithstanding that Magma's Schedule 14D-9 omits all reference to the Statute, and thus does not inform Magma stockholders that Magma believes the Statute applies despite the fact that Magma's stockholders list does not include 100 recordholders who are Nevada residents, Magma has refused to acknowledge that the Nevada Control Share Statute does not apply. The Tender Offer however, is conditioned, among other things, upon the Control Share Statute being determined to be inapplicable to the Tender Offer or otherwise having been complied with such that all shares purchased pursuant to the Tender Offer will have full voting rights.

     169. Because the inapplicability of the Nevada Control Share Statute is a condition of the Tender Offer, plaintiffs and all Magma stockholders are entitled to know whether the Statute applies to the Tender Offer. Since Magma has refused to formally acknowledge that the Statute does not apply, plaintiffs are entitled to a declaration from the Court determining for themselves and for the benefit of all stockholders whether or not the Nevada Control Share Statute applies to the Tender Offer and to CECI's acquisition proposal to acquire Magma, and an injunction barring the application of the Statute to the Tender Offer and CECI's proposal to acquire Magma.

     170. Moreover, because the potential applicability of the Nevada Control Share Statute is material to investors and potential investors in Magma, Magma should be required to immediately disclose its position with respect to the applicability of the Nevada Control Share Statute, and the reasons upon which such a position are based in order to correct the misleading omission of those facts in its Schedule 14D-9 and amendments thereto.

     171.  Plaintiffs have no adequate remedy at law.

                                   COUNT VII
                                   ---------

             (Unconstitutionality Of The Merger Moratorium Statute
                            Under Supremacy Clause)

     172. Plaintiffs repeat and reallege each and every allegation contained in paragraphs 1 through 171 hereof as if fully set forth herein.

     173. This claim for relief arises under the Supremacy Clause of the United States Constitution, U.S. Const. Art VI, cl.2 and Section 14(d) of the Exchange Act, 15 U.S.C. (S) 78 n(d).

     174. The Nevada Merger Moratorium statute empowers the incumbent board of directors--not the stockholders--of a Nevada corporation effectively to veto a tender offer by withholding approval of the tender offer and subsequent business combination, with the effect that the stockholders are deprived of the fundamental right to decide for themselves whether to accept any particular tender offer. In so providing, the Nevada Merger Moratorium Statute frustrates the purposes of the Williams Act by thwarting stockholder autonomy and by impermissibly and decisively tipping the balance between bidders and targets in favor of target management.

     175. The Nevada-Merger Moratorium Statute is unconstitutional because it substantially frustrates the basic Congressional purposes and objectives and impinges on the exclusive province of the regulatory scheme embodied in the Williams Act. The Nevada Merger Moratorium Statute therefore is preempted by the Williams Act and violates the Supremacy Clause of the United States Constitution.

     176. Accordingly, the Nevada Merger Moratorium Statute violates the Supremacy Clause and is unconstitutional.

     177. Plaintiffs have no adequate remedy at law.

                                  COUNT VIII
                                  ----------

               (Unconstitutionality Of Merger Moratorium Statute
                            Under Commerce Clause)

     178. Plaintiffs repeat and reallege each and every allegation contained in paragraphs 1 through 177 hereof as if fully set forth at length.

     179. This claim for relief arises under the Commerce Clause of the United States Constitution, U.S. Const., Art. I (S)8, cl.3.

     180. Plaintiffs' Tender Offer to Magma stockholders, including any living in Nevada, necessarily employs interstate facilities in its communication. The Tender Offer, if accepted, will result in transactions occurring across state lines.

     181. The Nevada Merger Moratorium Statute purportedly imposes substantial, direct and adverse burdens upon interstate commerce including, but not limited to, the following:

      (a) the statute purportedly hinders and effectively precludes unsolicited tender offers for Nevada corporations, which invariably involve transactions occurring in interstate commerce. As such, the statute interferes with the free interstate securities market that Congress sought to preserve by enacting the Williams Act;

      (b) the statute purportedly inhibits the making of a tender offer to stockholders of Magma having no connection with Nevada and residing in other states;

      (c) the statute deprives stockholders of Magma residing in Nevada and elsewhere of the opportunity to sell their stock at a premium;

      (d) the statute impedes the infusion into interstate commerce of large amounts of capital that would occur through purchases and sales of securities of Nevada corporations and interferes with the efficient allocating of economic resources; and

     (e) the statue impedes the free flow of corporate assets in interstate commerce.

     182. The substantial burdens imposed on interstate commerce by the Nevada Merger Moratorium Statute are excessive in relation to any putative local interests the statute advances. To the extent the statute is designed to protect stockholders from abusive or coercive takeover tactics, it goes much further than is necessary, since it deters all hostile tender offers, whether or not they are coercive or abusive.

     183. At the same time, the Nevada Merger Moratorium Statute provides no protection at all from abusive or coercive tender offers, leveraged buyouts or other transactions made by or approved by the target company itself or with management approval. These exemptions from the statute's coverage reveal that the statute's true purpose is the protection of incumbent management, no shareholders.

     184. Accordingly, the Nevada Merger Moratorium Statute violates the Commerce Clause and is unconstitutional.

     185.  Plaintiffs have no adequate remedy at law.

                                   COUNT IX
                                   --------
                  (Breach of Fiduciary Duty - Utilization Of
                          Merger Moratorium Statute)

     186. Plaintiffs repeat and reallege each and every allegation contained in paragraphs 1 through 185 hereof as if fully set forth at length.

     187. Plaintiffs' Tender Offer is fair and at a price representing a substantial premium over the historical price of the Magma stock, uninflated by takeover speculation. Although the

Tender Offer seeks less than all of the stock of Magma, non-tendering stockholders will have the right, in connection with the proposed merger, to receive the consideration in cash and stock of the same value as is received by tendering stockholders, and to participate in substantial up-side potential.

     188. The Board of Directors of Magma and each of them owe a fiduciary duty of loyalty, due care and good faith to all stockholders of Magma.

     189. Plaintiffs intend to request that the Magma Board take certain steps necessary to render the statute inapplicable. Based upon their prior entrenchment activities, it is anticipated, however, that the Magma Board will refuse to take those steps. Their refusal to take steps necessary to render inapplicable the Nevada Merger Moratorium Statute, permitting the Tender Offer to go forward, can have no purpose other than to entrench the incumbent directors and management in violation of their fiduciary duties to the Magma stockholders. Moreover, the Dow board members' conflict renders all such actions invalid under Nevada law.

     190. The Magma Board should be enjoined to take such steps as are necessary to cause the Nevada Merger Moratorium Statute to be inapplicable to the Tender Offer, so as to allow plaintiffs to consummate the Tender Offer and contemplated merger.

     191.  Plaintiffs have no adequate remedy at law.

                                   COUNT X
                                   -------

               (Violations of Section 14(e) Of The Exchange Act)

     192. Plaintiffs repeat and reallege each and every allegation contained in paragraphs 1 through 191 hereof as if fully set forth herein.

     193. As detailed herein, Magma has violated and is continuing to violate
Section 14(e) of the Securities Exchange Act of 1934, 15 U.S.C. (S)78(e), and the rules and regulations promulgated thereunder.

     194. Plaintiffs have no adequate remedy at law.

                              IRREPARABLE INJURY
                              ------------------

     195. Unless preliminary and permanent injunctive relief is granted, plaintiffs will be irreparably harmed because they will be denied the opportunity to have their Tender Offer and the proposed second step merger considered by Magma's stockholders, and Magma's stockholders will be irreparably harmed because they will be denied the opportunity to consider and, if they so choose, to accept Plaintiffs' Tender Offer and the proposed merger.

     196. Plaintiffs will be irreparably harmed in at least the following additional respects:

      (a) Plaintiffs will be denied the opportunity to consummate the Tender Offer and the proposed merger;

      (b) Magma's management will hold a decided and unlawful advantage in opposing the Tender Offer and the proposed merger;

      (c) Plaintiffs will be compelled to terminate their efforts to acquire control of Magma due to the economic and financial uncertainties posed by the Nevada Merger Moratorium Statute and the Poison Pill;

      (d) Magma stockholders will be discouraged from tendering their shares to plaintiffs because of the economic and financial uncertainty created by the Nevada Merger Moratorium Statute and the Poison Pill;

      (e) Plaintiffs will be deprived of the opportunity to acquire control of Magma, a unique business;

      (f) Plaintiffs will suffer a massive dilution of their equity and voting interest in Magma, pursuant to a discriminatory and unlawful Poison Pill;

      (g) Plaintiffs will be subjected to unnecessary and unreasonable delay in obtaining the approval of the incumbent directors and management of any business combination, which could prevent them from consummating an acquisition of Magma; and

      (h) Plaintiffs will be deprived of the ability to carry out their intention to acquire Magma stock.

     197. Unless preliminary and permanent injunctive relief is granted, Magma stockholders, including any residing in the State of Nevada, will be irreparably harmed by losing their right to sell their shares to plaintiffs at a premium.

     WHEREFORE, plaintiffs respectfully request that this Court enter an order:

      (a) dismissing Magma's Complaint in its entirety;

      (b) declaring that (i) the amendment to the Magma Bylaws enacted by the Magma Board of Directors, which prevents the Magma stockholders from taking certain actions by written consent is void and ultra vires, and (ii) that the
                                               ----- -----
Magma Board of

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Directors breached their fiduciary duties to Magma and its stockholders by adopting the amendment;

      (c) preliminarily and permanently enjoining the Magma Board of Directors to rescind the Bylaws amendment, and preliminarily and permanently enjoining Magma and its directors, and their officers, agents, servants, employees, and attorneys, and those persons in active concert or participation with them, from amending Magma's Bylaws in any further respects that are violative of stockholders' rights;

      (d) declaring (i) that the discriminatory Poison Pill stockholder rights agreement enacted by the Magma Board is void and ultra vires, and (ii) that the
                                                 ----- -----
Magma Board of Directors breached its fiduciary duties to Magma and its stockholders by enacting the Poison Pill;

      (e) preliminarily and permanently enjoining the operation of the Poison Pill and enjoining Magma and its directors and their agents, servants, employees, and attorneys, and those persons in active concert or participation with them from taking any action in furtherance of the Poison Pill or the Rights issued thereunder;

     (f) declaring the Magma directors to be in breach of their fiduciary duties if they fail to redeem the Rights issued pursuant to the Poison Pill, and directing the Magma Board of Directors to redeem the Rights;

     (g) preliminary and permanently enjoining Magma and its directors, and their officers, agents, servants, employees and attorneys, and those persons in active concert or participation with them, from taking any actions in furtherance

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of its plans to (i) take actions designed to damage its international development projects, including the Karaha project, or (ii) take any other actions designed to waste corporate assets and to block CECI's offer to purchase Magma and to deny Magma's shareholders an opportunity to fairly consider that offer on its merits;

      (h) enjoining Magma and its directors and their agents, servants, employees, and attorneys, and those persons in active concert or participation with them to rescind the illegal "golden parachute" and indemnity agreements;

      (i) declaring pursuant to the federal Declaratory Judgments Act, 28 U.S.C. (S)(S) 2201-2202, that Sections (S)(S) 78.378 through 78.3793 of the
Nevada General Corporation Law, the Control Share Statute, are inapplicable to the Tender Offer and CECI's proposal to acquire Magma;

      (j) preliminarily and permanently enjoining (i) the application of the Control Share Statutes to the Tender Offer and CECI's proposal to acquire Magma; (ii) Magma, defendant members of the Magma Board of Directors and their officers, agents, servants, employees, and attorneys, and those persons in active concert or participation with them, from taking any action invoking the terms of the Control Share Statute; and (iii) the Magma directors by requiring them not to obstruct the Tender Offer or proposed merger;

      (k) declaring pursuant to the federal Declaratory Judgments Act, 28 U.S.C. Sections 2201-2202, that Sections 78.411 through 78.444 of the Nevada General Corporation Law, on their face and as applied, violate the Supremacy Clause, Art. VI, cl.2, and the Commerce Clause, Art. I, (S) 8, cl.3 of the United States Constitution;

      (l) preliminarily and permanently enjoining (i) the operation of Sections
78.411 through 78.444 of the Nevada General Corporation Law; (ii) Magma, defendant members of the Magma Board of Directors and their officers, agents, servants, employees, and attorneys, and those persons in active concert or participation with them, from taking any action invoking the terms of Sections
78.411 through 78.444 of the Nevada General Corporation Law; and (iii) the Magma directors by requiring them not to obstruct the Tender Offer or proposed merger;

      (m) preliminarily and permanently enjoining Magma to correct all false statements, non-disclosures and omissions of material facts concerning the Tender Offer and proposed merger in

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Magma's Schedule 14D-9 (and the exhibits thereto) and any amendments thereto, and preliminarily and permanently enjoining Magma and its directors, and their officers, agents, servants, employees, and attorneys, and those persons in active concert or participation with them, from directly or indirectly further violating Section 14(e) of the Exchange Act of 1934, or any of the rules or regulations promulgated thereunder;

     (n) awarding plaintiffs their costs and disbursements in connection with this action, including reasonable attorneys fees; and

     (o) granting plaintiffs such other and further relief as this Court may deem to be just and proper.

Dated:  November 3, 1994

                                              LIONEL SAWYER & COLLINS

                                              By: /s/ Jeffrey D. Menicucci
                                                  --------------------------
                                                  Richard W. Horton
                                                  Jeffrey D. Menicucci
                                                  50 W. Liberty Street
                                                  Reno, Nevada 89501
                                                  (702) 788-8666

                                                  Attorneys for Defendants and
                                                    Counterclaim-Plaintiffs

Stephen W. Greiner
Jeanne M. Luboja
WILLKIE FARR & GALLAGHER
One Citicorp Center
153 East 53rd Street
New York, New York 10022
(212) 821-8000

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